Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in OceanFirst Financial Corp.’s Current Report on Form 8-K of our reports dated March 6, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Flushing Financial Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

New York, New York

June 1, 2026